Exhibit 23.2

Consent Of Independent Registered Public Accounting Firm

We consent to the use in the Registration Statement on Form S-3 (file no. 333-172623) and related Prospectus, Registration Statement on Form S-8 (file No. 333-165050) and Registration Statement on Form S-8 (file No. 333-171340) of OCZ Technology Group, Inc. of our report dated May 1, 2009 (in respect of the fiscal years ended February 28, 2009) on the consolidated financial statements of OCZ Technology Group, Inc. We also consent to the reference to us under the heading “Experts” in the prospectus.

Crowe Clark Whitehill LLP

London, England
May 13, 2011